CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of September 16th, 2007, by and between Panglobal Brands, Inc. (“Company”), a Delaware corporation, with its principal place of business at Huntington Park, California, and Lolly Factory, LLC, a California limited liability company (“LF”), and Mark Cywinski (“Consultant”), whose address is 11920 Laurel Hills Rd., Studio City, California. This Agreement is effective as of the date set forth above (Effective Date, August 20, 2007 the “Effective Date”).

WHEREAS, the Company is in the business of design, production and sale of clothing; and

WHEREAS, LF has substantial expertise in the sale and merchandising of clothing and is in the business of providing consulting services to apparel manufacturers; and

WHEREAS, Consultant has been a consultant to Consultant’s prior client , pursuant to a verbal agreement and prior thereto, written agreement between Consultant and Consultant’s prior client; and

WHEREAS, the representations and obligations contained herein by Company are a material inducement for Consultant to terminate his relationship with his prior client; and

WHEREAS, Cywinski is an employee of LF and has experience and expertise in sales, merchandising and marketing; and

WHEREAS, the Company desires to engage the services of LF to conduct and direct the merchandising and sales of Company’s products in its newly-formed Junior Division and Contemporary Knit Division, upon the terms and conditions set forth herein; and

WHEREAS, LF is willing to provide those services for Company, upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants, promises and other valuable consideration as described herein, the parties agree as follows:

1.            Engagement of LF.

(a)          The Company hereby engages the services of LF, and LF hereby agrees to provide consulting services to the Company, commencing on the Effective Date upon the terms and conditions set forth herein.

(b)          In carrying out its obligations hereunder, LF agrees to assign Consultant to Company on a full-time and exclusive basis to carry out LF’s obligations under this Agreement. The availability and performance obligations of LF by Consultant is a material inducement to Company to enter into this Agreement. The performance by Company of its obligations to LF and/or Consultant under this Agreement are premised and conditioned upon Consultant’s being made available and providing on a full-time and exclusive basis sales, marketing and merchandising consulting to Company.

2.            Term of Agreement. This Agreement is for a fixed period, commencing as of the Effective Date and continuing through December 31, 2010, except as earlier terminated pursuant to the terms set forth herein.

3.            Duties and Responsibilities.

(a)          Consultant shall use his exclusive best efforts and devote all time, attention, knowledge and skills as are reasonably necessary to perform, supervise and oversee merchandising, sales and solicitation of orders for the Junior Division (including knits and wovens) and Contemporary Knit Division of the Company. Consultant shall report to the Chief Executive Officer of Company. The sales and merchandising staff of Company shall report to Consultant. Consultant shall not undertake any other clients or accounts or any other consulting or employment of any type or nature during the term of this Agreement.

(b)          Consultant shall have the right to solicit orders for the products of Company for sale worldwide (but excluding any territories outside of the United States for which exclusive licensing or distribution agreements have been granted to any third party).

(c)          Consultant shall follow and quote the pricing and sales conditions, including, without limitation, gross profit margin, delivery and payment terms, provided by Company to Consultant for Company products that Consultant sells, subject to modification in Consultant’s reasonable judgment. The Company agrees that Consultant shall have the right to provide input into the formulation (and amendment) of such terms.

(d)          Consultant shall forward to Company the original copy of each completed purchase order (the “Purchase Order”) for sales of Company products to customers that he receives no later than one (1) business day following receipt of such Purchase Orders by Consultant. The Purchase Order shall be subject to approval by Company. Company shall promptly notify Consultant of its acceptance or rejection of any Purchase Order for products of the Junior Division or Contemporary Knit Division, including but not limited to those solicited on Company’s behalf by others, and of any subsequent modification or cancellation thereof.

Company shall be responsible for the issuance of invoices to customers on approved Purchase Orders. All payments on invoices must be made payable to Company (or its factor). Consultant shall forward promptly to Company any and all money, payment, or remittance in any form which Consultant has received from any customer in connection with any invoices for any customer’s purchase of Company products.

Company shall provide copies of all invoices for Junior Division and Contemporary Knit Division sales simultaneously with Company’s delivery of the invoices to its customers.

Consultant shall perform such additional tasks that are reasonably within the scope of his duties as directed by the Company.

Company shall make available to Consultant an office and access to telephone, computer and other standard operating infrastructure during the term of this Agreement.

Consultant shall report to and take direction from the President of Company or such other officer or representative as shall be designated by him.

4.            Status of LF.

(a)          Company and Consultant each understand and agree that LF is an an independent contractor and that Consultant is an employee of LF, and not an employee of Company. Except as provided in this Agreement, Consultant shall use his own supplies and equipment in the performance of his duties, and shall be solely responsible for, and exercise independent judgment as to, the time, place, method and manner in which those duties are performed. This Agreement shall not be construed to create the relationship of employer and employee between Company and Consultant or Company and LF. Company does not have, and shall not exercise any control or direction over the time, place, method and manner in which Consultant performs his duties, except that Consultant agrees to perform his work under the Agreement in accordance with currently approved methods and practices in his industry.

(b)          Company and LF and Company and Consultant each agree and understand that there is no joint venture or partnership between them.

Consultant shall represent himself to all third parties as an independent contractor although he may be provided with a business card identifying him as “Director of Sales” or such other title which is commensurate with the services he is providing to Company.

Except as provided in this Agreement, Consultant is not an agent of Company and shall not have the right to bind Company, to transact any business in Company’s name or on behalf of Company, or to make any promises or representations on behalf of Company.

5.            Tax Liability of LF and Consultant.

(a)          LF and Consultant understand and agree that because of their status as an independent contractor and employee of independent contractor, respectively, Company shall not have any obligation or liability whatsoever to LF or Consultant for federal or state income or employment tax withholding, payment of employment or unemployment insurance contributions or benefits with respect to LF or Consultant, minimum wage and overtime requirements, workers’ compensation coverage, or other similar taxes or liabilities.

(b)          LF and Consultant agree, jointly and severally, to indemnify and hold

Company harmless for any claims made against Company by any taxing or other governmental authority for failure to withhold or pay any federal or state income or employment tax, employment or unemployment insurance, contributions or benefits with respect to LF or Consultant, any payment pursuant to applicable employment statutes (including without limitation, minimum wage or overtime payments), workers’ compensation benefits, or other similar liabilities which would otherwise be an obligation of the Company were LF or Consultant an employee of the Company. In the event of any such claims made against the Company,

Company shall promptly notify LF and Consultant thereof and they shall have the opportunity to participate in the defense thereof at their expense.

6.            Fees. Subject to the terms of this Agreement, LF shall receive consulting fees as follows:

(a)          On September 20, 2007, October 20, 2007, and November 20, 2007, LF shall receive a consulting fee of $90,425.00 per month, payable in two equal installments on the first and fifteenth of each month.

(b)          LF shall receive a deferred consulting fee of $90,425.00 for the month of

November 2007, payable on or before March 31, 2008. Such fee shall be deemed to have been earned as of November 30, 2007.

(c)          LF shall receive a deferred consulting fee of $90,425.00 for the month of

December 2007, payable 1/3 on or before April 30, 2008, 1/3 on or before May 31, 2008 and 1/3 on or before June 30, 2008. Such fee shall be deemed to have been earned as of December 31, 2007.

(e)          Commencing January 20, 2008, LF shall be paid a commission as follows:

(i)           Junior Division: LF shall be paid a 3.5% commission (the “Junior Rate”) on “Net Sales” (as defined in Section 6(b)(iii) on the Junior Division products sold by Company.

“Junior Division” as used in this Agreement shall mean Company’s junior knit and woven products lines as reasonably designated by Company.

The Junior Rate with respect to any order for Junior Division products is based upon Company’s obtaining, at a minimum, a 25% gross margin on such order. In the event that Company’s gross margin for a specific order in the Junior Division falls below 25%, the Junior Rate for such order shall be based upon agreement between the parties; the parties agree to negotiate such Junior Rate in good faith.

(ii)          Contemporary Knit Division. LF shall be paid a 5.0% commission (the “Contemporary Rate”) from Net Sales on the Contemporary Knit Division products sold by Company.

“Contemporary Knit Division” as used in this Agreement shall mean Company’s contemporary knit product line as reasonably designated by Company.

The Contemporary Rate with respect to any order for Contemporary Division products is based on upon Company’s obtaining, at a minimum, a 50% gross margin on such order. In the event that Company’s gross margin for a specific order in the Contemporary Knit Division falls below 50%, the Contemporary Rate shall be based upon agreement between the parties; the parties agree to negotiate such Contemporary Rate in good faith.

“Net Sales” as used herein shall mean the amount of gross sales for orders actually shipped to customers less returns, discounts, allowances, chargebacks, customer deductions of any type or nature and losses for bad debts on client-risk or non-factored orders.

(iii)         Payment of Commission. Commissions shall be paid by Company to LF by the 25th day of the month following the end of the month in which orders generated by Consultant are shipped. For the purpose of calculating the commissions, the shipment cut off date is the last day of each month. Simultaneous with payment of any monthly commission, Company shall provide LF with an accounting, reflecting Company’s calculation of the commission. Such accounting shall include an itemization of Company’s Net Sales of Junior Division Products and Contemporary Knit Division products (separately itemized) for such month. Any objection by LF to payment of any commission or accounting thereof must be made to Company in writing within thirty (30) days of receipt of the commission or the accounting to which LF objects. Any commission or accounting to which LF does not object timely is deemed correct and binding on LF.

(f)           Annual Draw. Commencing on January 20, 2008, LF shall receive an annual draw in the amount of $250,000.00 ($20,833.00 per month), which amount shall be an advance against the commissions earned by LF. This amount shall be deducted from the monthly commissions paid to LF pursuant to this Agreement and shall be owing to Company in the event commissions due are not sufficient to repay the advances.

7.            Sales Targets. LF and Consultant shall use good-faith efforts to achieve the following combined sales targets for the Junior Division and Contemporary Knit Division, although such targets are not in any way a minimum or guarantee of sales, and failure to achieve such targets shall not be deemed a breach of this Agreement. These targets relate to all sales by the Junior and Contemporary Knit Divisions, and not merely those sales generated by Consultant.

January 1, 2008, through December 31, 2008: Thirty million dollars

($30,000,000) in Net Sales (“First Year Sales Target”);

January 1, 2009, through December 31, 2009: Forty five million dollars

($45,000,000) in Net Sales (“Second Year Sales Target”); and

January 1, 2010, through December 31, 2010: Sixty million dollars ($60,000,000)

in Net Sales (“Third Year Sales Target”).

8.            Expenses. Consultant may incur reasonable expenses for travel, meals, lodging, entertainment and similar items, including but not limited to cellphone, in the performance of his duties in accordance with Company’s policies and procedures applicable to executive employees of Company. Air travel shall be economy class on flights under two (2) hours and business class on flights over two (2) hours; if business class is not offered on such flight, Consultant shall be entitled to a first-class ticket. Company will reimburse LF for reasonable business expenses so incurred by Consultant; provided, however, that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by Company. Any expense for which LF seeks reimbursement must be submitted to Company within thirty (30) days of the date the expense was incurred. Any expense submitted to Company more than thirty (30) days after the expense was incurred may be considered and paid at the sole discretion of Company.

9.            Stock Transfer. As a material inducement to Consultant to enter into this Agreement with Company, Company shall cause Jacques Ninio (“Ninio”), the holder of at least 2,500,000 shares of common stock of the Company, to transfer his ownership in two million five hundred thousand (2,500,000) restricted shares of common stock of Company (the “Shares”) to LF or such third party as LF shall direct, free and clear of all liens and encumbrances (except only as provided below), without any additional payment required of LF, pursuant to the following terms and conditions:

Prior to the Effective Date, the Company shall cause Ninio to deposit all of the Shares (evidenced by thirteen (13) share certificates) with Michael C. Baum (“Escrow Agent”), who shall act as escrow agent and release the Shares only as set forth herein, pursuant to an Escrow Agreement in the form of Exhibit “A” hereto. The Company shall also cause Ninio to execute and deliver to Escrow Agent a power of attorney, stock powers and such other instruments of transfer as may be reasonably required by Escrow Agent or Consultant in order for Consultant to obtain ownership of the Shares.

(a)          Escrow Agent shall transfer to Consultant the Shares as follows:

(i)           Escrow Agent shall transfer 100,000 shares on the Effective Date and thereafter on the first day of each consecutive month, and ending on and including May 1, 2008 up to an aggregate of 1,000,000 shares, which shares shall be deemed vested and released to LF or its designee on the date of each transfer.

(ii)          Escrow Agent shall transfer 500,000 shares to LF or its designee upon meeting the First Year Sales Target, by no later than March 1, 2009. In the event that LF and Consultant fail to meet the First Year Sales Target, the number of shares transferred to LF shall be proportionally reduced based on LF’s and Consultant’s Net Sales as compared to the First Year Sales Target.

(iii)        Escrow Agent shall transfer 500,000 shares to LF or its designee upon meeting the Second Year Sales Target, by no later than March 1, 2010. In the event that LF or Consultant fails to meet the Second Year Sales Target, the number of shares transferred to Consultant shall be proportionally reduced based on LF’s or Consultant’s Net Sales as compared to the Second Year Sales Target.

(iv)         Escrow Agent shall transfer 500,000 shares to LF or its designee upon meeting the Third Year Sales Target, by no later than March 1, 2011. In the event that LF or Consultant fails to meet the Third Year Sales Target, the number of shares transferred to Consultant shall be proportionally reduced based on LF’s or Consultant’s Net Sales as compared to the Third Year Sales Target.

(v)          Notwithstanding the provisions of Sections (b) (ii), (iii) and (iv) above, Company shall calculate the Net Sales of the Junior Division and Contemporary Knit Division on a cumulative basis and transfer the Shares to LF or its designee on a cumulative basis during the term of this Agreement, such that if LF or Consultant shall have exceeded the

Sales Target in any given year and in a prior year LF or Consultant had failed to meet the Sales Target (Deficit Year), then the excess sales in the subsequent year(s) shall be added to the Deficit Year. The number of shares to be transferred to LF or its designee in the Deficit Year shall be recalculated at the conclusion of any year in which there was an excess and sales beyond the Sales Target and Escrow Agent shall transfer the shares based on the recalculated sales to LF or its designee. Likewise, in the event that LF or Consultant shall have exceeded the Sales Target(s) and there shall have been no prior Deficit Year, then the excess sales should be added to the next subsequent year to determine net sales.

(b)          All transfers of stock into escrow and/or to LF or its designee shall be subject to applicable securities law and restrictions, and LF and its designee agrees to be bound thereby; provided that Company shall not take any action or permit Escrow Agent or Ninio to take any action that would impose additional restrictions on the Shares. LF agrees that the only permitted designee under this Agreement is Consultant.

(c)          LF acknowledges and agrees that as between Company and LF or its designee, they are solely responsible for payment of any tax liabilities or obligations related to, or arising from the transfer of the Shares to them as set forth herein and that Company shall not have any obligation or liability whatsoever to LF or its designee for federal or state income taxes relating to such transfer; provided that LF or its designee shall not have any responsibility for any tax liabilities or obligations that may be imposed on Ninio or Escrow Agent with respect to the Shares.

(d)          In the event that this Agreement is terminated for cause by Company, all shares which remain in Escrow and which have not been actually earned by LF or its designee shall be immediately cancelled as of the date of termination.

(e)          LF or its designee will have piggyback registration rights for all shares owned by them at any time.

(f)          LF or its designee will have anti-dilution rights of the same kind and to the same extent as the Chief Executive Officer of Company does with respect to their shares of Company.

10.            Representations and Warranties.

(a)          Company hereby represents and warrants to LF that:

(i)           Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company is qualified to do business and is in good standing under the laws of the State of California.

(ii)          This Agreement has been duly authorized, executed and delivered by all necessary action on the part of Company, and constitutes the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms and conditions.

(iii)        The Shares have been validly issued and are fully paid and nonassessable. Ninio is the sole and record owner of the Shares, free and clear of all liens, encumbrances and restrictions, except for any restrictions imposed by SEC Rule 144, and has agreed to transfer the Shares to LF as provided herein, without payment of any kind required by LF. There are no restrictions of any kind on Ninio’s ability to transfer the Shares to LF, and no consent or approval of any third party is required in connection with such transfer. Ninio has not sold, transferred or encumbered or agreed to sell, transfer or encumber any of the Shares, except for the transfer to LF provided for in this Agreement.

(iv)         Company’s capital structure consists of 600,000,000 authorized shares of common stock, of which approximately 29,256,771 (and no more than 29,500,000) shares have been issued and are outstanding as of the date hereof, and an additional 2,875,000 shares are subject to outstanding unexercised options.

(b)          LF hereby represents and warrants to Company that:

(i)           This Agreement has been duly authorized, executed and delivered by all necessary action on the part of LF, and constitutes the valid and legally binding obligation of LF, enforceable against LF in accordance with its terms and conditions.

(ii)          LF has the capacity to execute, deliver and perform this Agreement.

(iii)        The Consulting Agreement between Consultant and his prior client dated February 13, 2002, was extended to May 15, 2005, Consultant and his prior client did not agree, verbally or in writing, to extend that agreement beyond May 15, 2005, and Consultant’s services for his prior client since May 15, 2005, have been pursuant to a verbal agreement that did not include an extension of the covenant not to compete or non-solicitation covenant set forth in such agreement.

11.            Termination.

Termination Upon Death. This Agreement shall terminate upon death of Consultant.

(a)          Termination With Cause. Company may terminate this Agreement at any time for cause. In the event of termination for cause, Company is not required to give any prior notice to LF or Consultant. For the purpose of this Agreement, “cause” shall mean the following:

(i)	LF or Consultant has committed any act involving moral turpitude,

fraud, embezzlement, misappropriation or any other felony or crime punishable by imprisonment;

(ii)	The commission by LF or Consultant of any act of fraud,

embezzlement, dishonesty, or fraud against Company;

(iii)	The loss of LF or Consultant’s legal capacity to contract;

(iv)          The breach by LF or Consultant of any provision, representation or warranty set forth in this Agreement or breach of any material duty to Company;

(v)          Consultant’s conviction for the use of illegal drugs or prohibited substances;

(vi)          LF’s or Consultant’s refusal or failure to perform his duties as set forth in this Agreement or Consultant’s gross or intentional misconduct in connection with the performance of his services under this Agreement; and

(vii)          The determination by Company in the exercise of its reasonable judgment that LF or Consultant has committed an act that materially and adversely affects the Company’s business or reputation (unless such act was undertaken at the behest of Company) or indicates drug or alcohol abuse by Company that adversely affects his performance under the Agreement.

(b)          Termination Without Cause. Company may terminate this Agreement without any cause whatsoever by providing written notice to LF and Consultant no less than ninety (90) days prior to the date of termination.

(c)          Termination By LF. LF may terminate his engagement with the Company for cause at any time upon thirty (30) days’ prior written notice if (A) the Company has breached its obligations under this Agreement and has failed to remedy such breach within fifteen (15) days after receipt of notice of such breach or such longer period as may be reasonably necessary to cure such breach, not to exceed forty-five (45) days, or (B) Company closes the Junior Division; Company ceases to provide reasonable financial and other support to the Junior Division; Company diverts business that should reasonably be that of the Junior Division to other divisions of the Company or affiliates thereof or third parties; or if Stephen Soller is no longer the President of the Company.

(d)          Fees Upon Termination or Expiration. In the event that this Agreement shall expire or is terminated for any reason, whether with or without cause, Company shall pay commissions to LF on all Net Sales based on orders solicited prior to the date of termination, with such payment of commission to be made pursuant to Section 6(f)(iv) above. If Company terminates LF without cause at any time in the year 2007, LF shall receive the entire amount of fees for the period set forth in Paragraph 6(a), (b) and (c).

(e)          Customer Relations and Litigation Assistance After Termination. LF and Consultant agree that upon termination of this Agreement, they shall, at the request of Company, render assistance and perform all lawful acts that Company reasonably considers necessary or advisable in connection with any customer relations or customer service matter or any litigation involving Company or any director, officer, employee, shareholder, member, partner, agent, representative, consultant, costumer, vendor or other affiliate of Company. Company shall, at its sole discretion, provide Company with legal representation, if Company determines that such representation is necessary or appropriate. Company shall not be obligated to compensate LF or Consultant for performance by LF or Consultant of any obligations in accordance with this Section unless such assistance exceeds ten (10) hours per month, in which case LF and Consultant shall be paid reasonable compensation for such time expended in excess of ten (10) hours.

(f)           Duties of LF and Consultant Upon Termination. During the period after receiving notice of termination and until the date of termination, LF and Consultant shall continue to perform their duties as set forth in this Agreement, and shall also perform such services for Company as are necessary and appropriate for a smooth transition to LF’s and Consultant’s successor, if any, subject to Company’s cooperation with LF and Consultant in such matters. Notwithstanding the foregoing, Company may suspend LF and Consultant from performing their duties under this Agreement following the giving of the notice contemplated by Section 11(c); provided, however, that during the period of suspension (which shall end on the date of termination), the Agreement shall be treated as though it is in full force and effect for the purposes of LF’s rights to compensation. LF’s rights to compensation shall not be reduced by reason of his suspension.

12.          Exclusivity. LF and Consultant agrees and acknowledges that during the term of this Agreement, they shall not, directly or indirectly, whether as a partner, employee, consultant, advisor, shareholder, or otherwise, promote, sell, participate or engage in any other activity of any business of any type or nature, including but not limited to any business which is a business competitive with the Company’s business. LF and Consultant shall devote substantially their full time and efforts to the duties and responsibilities set forth herein. LF’s or Consultant’s failure to comply with the provisions of the preceding sentence shall give the Company the right (in addition to other remedies the Company may have) to withhold payment of any compensation which may otherwise be due to LF pursuant to this Agreement.

13.          Inventions. LF and Consultant shall disclose promptly to Company any and all intellectual property, inventions, discoveries, improvements and patentable or copyrightable works developed, initiated, conceived or made by him, alone or in conjunction with others, during the term of this Agreement, in the course of his consulting activities for Company, all of which shall be considered “work for hire,” and LF and Consultant shall assign, without additional consideration, all of his right, title and interest therein to Company or its nominee. Whenever requested to do so by Company, LF and Consultant shall execute any and all applications, assignments or other instruments that Company shall deem necessary to apply for and obtain letters patent, trademarks or copyrights of the United States or any foreign country, or otherwise protect Company’s interest therein. These obligations shall continue beyond the conclusion of the term of this Agreement with respect to intellectual property, inventions, discoveries, improvements or copyrightable works made by LF or Consultant during the term of this Agreement, in the course of his consulting activities for Company, and shall be binding upon LF’s and Consultant’s assigns, executors, administrators and other legal representatives.

14.          Confidential Information. LF and Consultant acknowledge and agree that Company owns, controls and has exclusive access to a body of existing confidential information, and trade secrets of Company, and that Company has expended and is expending substantial resources in a continuing program of research, development, design and production with respect to its business. Company possesses and will continue to possess information that has been or will be created, discovered or developed, or has or will otherwise become known to Company, and/or in which property rights have been or will be assigned or otherwise conveyed to Company, which information has commercial value in the business in which Company is engaged. All of the aforementioned information is hereinafter called “Confidential Information.” By way of illustration but not limitation, Confidential Information includes all product designs, development plans, costs, profits, pricing policies, sales records, terms and conditions of license, purchase distributor or franchise arrangements, data, compilations, blueprints, plans, audio and/or visual recordings and/or devices, information on computer disks, software in various stages of development, source codes, tapes, strategies, systems, schemes, methods (including delivery, storage, receipt, transmission, presentation and manufacture of audio, visual, informational or other data or content), business and marketing development plans and projections, customer lists, customer information, customer preferences or requirements, prospects lists, vendor lists, vendor information, employee files and compensation data, research projections, processes, techniques, designs, sequences, components, programs, technology, ideas, know-how, improvements, inventions (whether or not patentable or copyrightable), information about operations and maintenance, trade secrets, formulae, models, patent disclosures and any other information concerning the actual or anticipated business, research or development of Company or its actual or potential customers or partners or which is or has been generated or received in confidence by Company by or from any person, and all tangible and intangible embodiments thereof of any kind whatsoever including where appropriate and without limitation all compositions, machinery, apparatus, records, reports, drawings, copyright applications, patent applications, documents and samples prototypes, models, products and the like. Confidential Information also includes any such information as to which Company is bound under confidentiality and/or license, distribution, purchase or franchise agreements with third parties, and any information which Company has obtained or will obtain from its customers, vendors, licensors, licensees or any other party and which Company treats as confidential, whether or not owned or developed by Company. LF and Consultant understand that Confidential Information does not include any of the foregoing which has become publicly known and made generally available through no wrongful act by her or others who were under confidentiality obligations as to such information; provided, however, that Company recognizes that Consultant has had approximately thirty (30) years experience in the junior and contemporary businesses and has information which may be otherwise listed hereinabove as confidential information, but which Consultant may have known prior to the execution of this Consulting Agreement of the disclosure of any information from Company to Consultant. With respect to the information, confidential or otherwise, which Consultant may have known heretofore, such information shall not be deemed confidential for purposes of this Agreement.

(a)          Disclosure of Confidential Information to LF and Consultant. LF and

Consultant acknowledge and agree that their obligations hereunder create a relationship of confidence and trust between them and Company, and that they will come into possession of, contribute to, have access to and knowledge of Confidential Information.

(b)          Obligation to Keep Confidential. LF and Consultant acknowledge and confirm that all Confidential Information that comes into their possession during the term of this Agreement (including any Confidential Information originated or developed by LF or Consultant), in the course of their consulting activities for Company, is or will be the exclusive property of Company. Further, during the term of this Agreement and at all times thereafter, LF and Consultant shall use and hold such Confidential Information solely for the benefit of

Company and shall not use Confidential Information for their own benefit or for the benefit of any third party. LF and Consultant shall not, directly or indirectly, disclose or reveal Confidential Information, in any manner, to any person other than Company’s employees unless required by law and, then, only following prior written notice to Company. In the event of LF’s or Consultant’s breach of this provision on determination by Arbitrator or Court of Law, LF shall not receive any payment from Company which may otherwise be due after LF’s or Consultant’s termination.

15.          Return of Company’s Property. Upon termination of this Agreement for any reason, or at any time upon the request of Company, LF and Consultant shall immediately deliver or cause to be delivered to Company all of Company’s property, including, without limitation, any Confidential Information (described in Section 14 above) in LF’s or Consultant’s possession or control, including, without limitation: originals and/or copies of books, catalogues, sales brochures, customer lists, vendor lists, price lists, product design and development materials, product data, operation manuals, marketing and sales plans and strategies, files, computer disks and all other documents and materials, in any form whatsoever, containing Confidential Information, as well as all other materials and equipment furnished to or acquired by LF or Consultant for performance of his duties and services during the term of this Agreement.

16.          Non-Solicitation. During the term of this Agreement and for a period of one (1) year after its termination (except if pursuant to Section 11 (b), (c) or (d), LF and Consultant shall not, directly, or indirectly, for himself, or on behalf of any other person, firm or entity, (a) employ, engage, retain, solicit or induce, or attempt to employ, engage, retain, solicit or induce any person who at any time during the preceding 12-month period shall have been an employee, officer, director, partner or shareholder of Company to leave his employment or engagement with Company, (b) contact or attempt to contact any advisor, investor, lender, employee, agent, consultant, officer, director, partner or shareholder of Company for the purpose of soliciting, hiring or diverting any such advisor, investor, lender, employee, agent, consultant, officer, director, partner or shareholder from Company or otherwise interfering with the business relationship of Company with any of the foregoing, or (c) hire any employee, former employee (if employed by Company within the preceding 12-month period) or independent contractor (if providing services to Company within the preceding 12-month period).

17.          Non-Disparagement. Company, LF and Consultant covenant and agree that during the term of this Agreement and following their termination, they will not make any disparaging, false, negative or abusive remarks, statements or communications, written or oral, regarding the other or the Company’s products, brands, policies, trademarks, officers, directors, shareholders, members, employees, personnel, licensors, licensees, customers or vendors.

18.          Arbitration of Disputes and Equitable Relief.

(a)          Arbitration. Except as provided in Section 18(b) below, LF and

Consultant and Company each agrees that any dispute or controversy arising out of or relating to any interpretation, construction, enforcement, performance or breach of this Agreement, including the arbitrability of any dispute hereunder, shall be resolved by binding arbitration to be held in Los Angeles, California pursuant to the provisions of the California Code of Civil

Procedure Section 1290, et. seq. before a neutral arbitrator selected by the mutual agreement of the parties. The neutral arbitrator shall be a retired judge or justice of the California Superior Court or Court of Appeal. If the parties are unable to agree upon a neutral arbitrator, one shall be appointed by the court pursuant to California Code of Civil Procedure Section 1281.6. The decision of the neutral arbitrator shall be final and subject to confirmation as a judgment pursuant to, among other things, California Code of Civil Procedure Section 1285, et. seq. The neutral arbitrator shall apply the substantive laws of the State of California and evidence taken at the arbitration shall be governed by, and in compliance with, the provisions of the California Evidence Code. The neutral arbitrator shall make a written award which disposes of all of the claims and which includes a concise statement of reasons for the award and states the essential findings and conclusions upon which the award is based. In connection with the arbitration, the parties agree to (a) exchange relevant documents prior to the arbitration hearing; (b) exchange identities of witnesses prior to the arbitration hearing; and (c) each party shall be entitled to depositions of witnesses or potential witnesses whose testimony is relevant or likely to lead to the discovery of relevant evidence or information, upon application to the arbitrator. The award of the arbitrator may be confirmed and enforced as a judgment. The cost of the neutral arbitrator shall be borne equally by both parties subject to the provisions of Section 21 below, and the rights of the prevailing party to recover costs at the conclusion of arbitration to be determined by the arbitrator.

(b)          Equitable Remedies. LF and Consultant acknowledge that if either of them shall breach or violate, among other things, his covenants in Section 14 hereof, it may be impossible to measure in money the damages which would be suffered by Company. Accordingly, LF and Consultant agree that if either of them shall breach or violate any of such covenants or obligations, Company shall have the full right to seek injunctive relief in addition to any other existing rights existing provided in this Agreement or by operation of law. The provisions of Section 14 hereof shall survive any termination of this Agreement. This paragraph is not intended to, and does not limit or prohibit Company, LF or Consultant from seeking injunctive relief or obtaining a provisional remedy for any other breach or violation of the Agreement.

19.          Indemnity.

(a)          LF and Consultant shall indemnity, defend, and hold Company harmless from any and all liabilities, losses, damages, or other expenses, including, without limitation, attorney's fees arising or resulting from the acts or omissions, fault, tortious conduct, or breach of contract of either of them, their agents, employees, or any one acting on his behalf, in connection with their duties and obligations under this Agreement. LF and Consultant shall be solely responsible for their acts and the acts of their agents or employees, if any, in connection with this Agreement, except to the extent directed by or pursuant to authorization or instructions from Company.

(b)          Company shall indemnity, defend, and hold LF and Consultant harmless from any and all liabilities, losses, damages, or other expenses, including, without limitation, attorney's fees arising or resulting from the acts or omissions, fault, tortious conduct, or breach of contract of Company, its agents, employees, or any one acting on its behalf, in connection with Company’s duties and obligations under this Agreement. Company shall be solely responsible for its acts and that acts of its agents or employees, if any, in connection with this Agreement, except to the extent directed by or pursuant to authorization or instructions from LF or Consultant.

Subject to the accuracy of Consultant’s representation and warranty set forth in Section 10(b)(iii) above, Company shall indemnity, defend, and hold Consultant harmless from any and all liabilities, losses, damages, or other expenses, including, without limitation, attorney's fees arising or resulting from any claim, demand, action, cause of action or proceeding made or brought by Consultant’s prior client or any successor or assignee thereof against Company or Consultant with respect to Consultant becoming a consultant to Company or providing services to Company, the solicitation or hiring by Company or Consultant on or after the Effective Date of any employees or independent contractors or former employees or independent contractors of Consultant’s prior client or the solicitation by Company or Consultant on or after the Effective Date of orders from any customers or former customers of Consultant’s prior client .

20.          Notices. All notices and other communications hereunder shall be deemed given upon: (a) the sender’s confirmation of receipt of a facsimile transmission to the recipient’s facsimile number set forth below, (b) confirmed delivery by a standard overnight carrier to the recipient’s address set forth below, (c) delivery by hand to the recipient’s address set forth below, or (d) the expiration of five (5) business days after the day mailed in the United States by certified or registered mail, postage prepaid, return receipt requested, addressed to the recipient’s addresses set forth below (or, in each case, to or at such other facsimile number or address for a party as such party may specify by notice given in accordance with this Section):

To Company:	Panglobal Brands, Inc.
5608 South Soto St., Suite 102
Huntington Park, California 90255
Attention: Stephen Soller
Facsimile: (323) 588-0868
With a copy to:	Resch Polster Alpert & Berger LLP
9200 Sunset Boulevard, Ninth Floor
Los Angeles, California 90069
Attention: Michael C. Baum
Facsimile: (310) 552-3209

To Lolly Factory, LLC:

Facsimile: 818 508 0667
To Consultant:	Mark Cywinski
11920 Laurel Hills Rd.
Studio City, California 91604
Facsimile: (818) 508-0667

With a copy to:	Ezra Brutzkus Gubner LLP
21650 Oxnard Street, Suite 500
Woodland Hills, California 91367
Attention: Robert Ezra
Facsimile: (818) 827-9099

21.          Attorneys’ Fees and Costs. In the event of any dispute arising from this Agreement, the prevailing party thereto shall be entitled to recover his/its reasonable attorneys’ fees and costs.

22.          Entire Agreement; Modification. This Agreement constitutes the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all prior and contemporaneous agreements and understanding between the parties with respect to those matters. There are no promises, representations, warranties, covenants or undertakings other than those set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the parties hereto.

23.          Waiver of Breach. Waiver by either party of a breach of any provision of this Agreement by the other shall not operate as a waiver of any other or subsequent breach by such other party.

24.          Assignment. Neither this Agreement, nor LF’s or Consultant’s rights, powers, duties or obligations hereunder, may be assigned by either of them. This Agreement may be assigned by Company to any successor in interest and the obligations hereunder shall be binding on such third party assignee. The representations, warranties and obligations of the parties hereunder shall be binding upon their respective heirs, legal representatives, successors and assigns.

25.          Severability. If any provision of this Agreement shall be unenforceable under any applicable law, then notwithstanding such unenforceability the remainder of this Agreement shall continue in full force and effect.

26.          Survival. Notwithstanding the termination of this Agreement, such provisions of this Agreement as by their terms survive the termination of this Agreement, including but not limited to all representations and warranties of the parties set forth herein, shall continue in full force and effect in accordance with their respective terms.

27.          Governing Law and Consent to Exclusive Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of California, without reference to its conflict of law principles. Consultant hereby consents to personal jurisdiction in the State of California, County of Los Angeles, in connection with any proceeding (including, without limitation, arbitration) arising or relating to this Agreement and any such proceeding shall take place in Los Angeles, California.

28.          Representation by Counsel; No Duress. Consultant acknowledges that this Agreement has been negotiated at arm’s length; that he has full opportunity for representation by counsel in connection with the negotiation and review of this Agreement, and has either been adequately represented by counsel or has chosen to forego his opportunity to be represented; that this Agreement will be deemed to have been drafted by both parties and, as such, ambiguities shall not be construed against any one party; and that he enters this Agreement freely and without duress or compulsion of any kind.

29.          Counterparts. Either the original or copies, including facsimile or electronic transmissions of this Agreement, may be executed in counterparts, each of which shall be an original as against any party (including but not limited to Jacques Ninio) whose signature appears on such counterpart and all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed effective and binding.

30.          Recitals. All of the Recitals set forth above shall and are hereby made part of the terms of this Agreement and are incorporated by reference.

AGREED TO AND ENTERED INTO EFFECTIVE AS OF THE DATE FIRST NOTED ABOVE.

PANGLOBAL BRANDS, INC.
By	/s/ Stephen Soller
Stephen Soller, President
LOLLY FACTORY, LLC, a California limited
liability company
By	/s/ Mark Cywinski
Mark Cywinski	Manager
/s/ Mark Cywinski
Mark Cywinski, Consultant

Jacques Ninio, as to Sections 9 and 10(a)(iii) only

C:\Documents and Settings\LVK\Local Settings\Temporary Internet Files\OLK8E\Panglobal Lolly Final Consulting Agreement.DOC